FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, December 12, 2003	Mark W. Sheahan (612) 623-6656

GRACO INCREASES THE REGULAR QUARTERLY DIVIDEND 70%
DECLARES SPECIAL DIVIDEND OF $2.25 PER SHARE

MINNEAPOLIS, MN (December 12, 2003) – The Board of Directors of Graco Inc. (NYSE: GGG) has approved the following dividend actions in order to enhance shareholder returns and re-deploy excess cash balances:

•	A 70% increase in the regular quarterly dividend from 8.25 cents per share to 14 cents per share
•	A special one-time dividend of $2.25 per share

“The above dividend actions will substantially improve our returns on assets and equity,” said President and Chief Executive Officer David A. Roberts. “As in the past, we will continue to return a substantial portion of the cash generated by the Company to its shareholders in the form of dividends and share repurchases, without limiting our ability to make investments to grow the business. Today’s dividend actions have no impact on current operations and in no way restrict our ability to fund our growth initiatives including strategic acquisitions. In fact, after these actions we still have a balance sheet that is debt-free with plenty of borrowing capacity and access to the capital markets”, said Roberts.

The special $2.25 per common share dividend will be paid March 25, 2004, to shareholders of record as of March 11, 2004.

The regular quarterly dividend of 14 cents per share (56 cents per share annual rate) will be paid February 4, 2004, to shareholders of record as of January 20, 2004.

Graco Inc. has approximately 46 million shares outstanding.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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